FRENCH SUB-PLAN TO THE

RADNET, INC.
EQUITY INCENTIVE PLAN
Effective on April 30, 2026

Approved by the Compensation Committee of the Board of Directors of RadNet, Inc. on April 30, 2026

Additional Terms and Conditions for Restricted Shares Units received by French tax residents
1.Purpose
The purpose of this French sub-plan (the “Sub-Plan”) to the RadNet, Inc. Equity Incentive Plan approved by the Board of Directors and Compensation Committee on April 30, 2026 (the “Plan”) is to provide specific additional terms for the grant of Restricted Shares Units, which give the right to receive Shares of RadNet, Inc. (the “Company”), granted for free to present and future French Employees or Officers, as each are defined below.
This Sub-Plan aims to specify certain terms and conditions of the Plan in order for the Grant of Restricted Shares Units to comply with articles L. 225-197-1 et seq. of the French Commercial Code and the Committee Authorization.
This Sub-Plan was adopted pursuant to Plan Section 4(b)(viii)(B).
2.Definitions
Under the Sub-Plan, the following capitalized terms and expressions used in the Sub-Plan shall have the meaning ascribed to them below, being specified that these definitions shall apply to such terms and expressions when used in either the singular or the plural form. Capitalized terms in this Sub-Plan not otherwise defined herein shall have the meaning ascribed to them in the Plan.
“Beneficiary”: means a French Employee or Officer to whom the Administrator decides to grant Restricted Shares Units as well as, as the case may be, his or her estate.
“Committee Authorization” means the authorization granted by the Board’s Compensation Committee on April 30, 2026.
“Compensation Committee” means the committee of Directors appointed by the Board in accordance with Section 4 of the Plan.
“Disability”: means the disability of a Beneficiary as defined in Article L 341-4 2°) and 3°) of the French social security code. A Beneficiary shall not be considered to have incurred a Disability unless he or she provides evidence of such impairment sufficient to comply with the above definition and satisfy the Company in its discretion.
“Grant”: means the decision of the Administrator to grant Restricted Shares Units to a Beneficiary under the Plan; provided that such Grant shall constitute a right to acquire Shares for free upon expiration of the Vesting Period subject to compliance with the terms and conditions of the Plan, Sub-Plan and the Form Stock Unit Agreement.

“Grant Date”: means the date when the Administrator decides to grant Restricted Shares Units under the Plan and this Sub-Plan.
“Holding Period”: means, with respect to a Share (underlying a Restricted Shares Unit) granted to a Beneficiary under the Plan and this Sub-Plan, the period starting from the Vesting Date as set forth in the Beneficiary’s Form Stock Unit Agreement, and ending at the date from which the Beneficiary may transfer the Shares, by any means.
“Restricted Shares Unit”: means a Stock Unit that is granted under this Sub-Plan and which is subject to the terms and conditions of the Plan, this Sub-Plan and the Beneficiary’s Form Stock Unit Agreement.
“Vesting Date”: means, with respect to a Restricted Shares Unit granted to a Beneficiary under the Plan, the date when the corresponding Share is definitely acquired by the relevant Beneficiary as set forth in his or her Form Stock Unit Agreement.
“Vesting Period”: means, with respect to a Restricted Shares Unit granted to a Beneficiary under the Plan, the period from the Grant Date to the Vesting Date as set forth in the Form Stock Unit Agreement of the relevant Beneficiary.
3.Beneficiaries
As stated above, Beneficiaries of the Sub-Plan may only be present and future French tax resident employees (“French Employees”) or corporate officers, within the meaning of article L. 225-197—1 of the French Commercial Code (“Officers”) of any French parent or subsidiary of the Company.
In accordance with the Plan, the Administrator shall select the list of Beneficiaries among the eligible French Employees or Officers of French companies in which the Company holds, or is held directly or indirectly by, at least 10% of the share capital or voting rights and determine the number of Restricted Shares Units granted to each of them (article L 225-197-1 of the French Commercial Code).
A Beneficiary cannot hold more than 10% of the share capital of the Company at the time of Grant, nor can the Grant result in a Beneficiary holding more than 10% of the share capital of the Company. For the purposes of this computation, only shares in the Company held for less than 7 years by a French Employee or Officer are taken into account.
The total number of Shares awarded under this Sub-Plan cannot exceed 15% of the share capital of the Company.
Furthermore, pursuant to article L 22-10-60 of the French Commercial Code, in the event that Restricted Shares Units are granted to Officers, one of the following conditions must be met:
-the Company grants free Shares or stock options to all of its employees and at least 90% of the French Employees of the Company’s French subsidiaries;
-a profit-sharing agreement (“accord d’intéressement”), or a discretionary profit-sharing agreement (“accord de participation dérogatoire”), or a voluntary profit-sharing agreement (“accord de participation volontaire”) applies to at least 90% of the employees of the Company’s French subsidiaries;
-the Company makes a payment to the Company savings plan of all of its employees and at least 90% of the employees of the Company’s French subsidiaries.
4.Vesting Period
1.1.Principle
The Committee Authorization decided that each Beneficiary has a conditional right to receive free Shares from the Company.
The relevant Beneficiary shall definitively acquire a Share granted under the Sub-Plan upon expiration of his or her Vesting Period.
During the Vesting Period and until the applicable number of Shares are issued in settlement of a Restricted Shares Unit, the Beneficiary shall not have any rights as a stockholder with respect to such Shares.
Pursuant to article L 225-197-1 of the French Commercial Code, the Vesting Period shall be at least one year from the Grant Date and the total duration of the Vesting Period and Holding Period shall be at least two years from the Grant Date.
Pursuant to article L 225-197-3 of the French commercial code, during a Vesting Period, the Beneficiaries hold against the Company a right to acquire the relevant Shares granted to him or her, said right being personal and not transferrable until the end of the relevant Vesting Period.
Under the Plan, as set forth in the Form Stock Unit Agreement, the Vesting Period shall be four years as from the Vesting Calculation Date (it being assumed, for the purposes of this Sub-Plan, that the Grant Date and the Vesting Calculation Date as referred to in the Form Stock Unit Agreement are the same date), with Restricted Shares Units vesting incrementally at a rate of 25% of the total number of Restricted Shares Units on each of the first four anniversaries of the Vesting Calculation Date.
1.2.Death
In the event of death of a Beneficiary during the Vesting Period, the relevant free Shares shall be definitively acquired on the date of a request for acquisition notified to the Company by his or her estate; provided that such request shall be notified to the Company within six months from the date of death of the relevant Beneficiary.
1.3.Disability
In the event of Disability before the end of a Vesting Period, the relevant free Shares shall be definitively acquired by the relevant Beneficiary on the date of his or her Disability.

5.Holding Period
At the end of the Vesting Period, the relevant Beneficiaries shall be the owners of the free Shares granted under the Plan and shall become stockholders of the Company. Therefore, they shall benefit from all rights granted to stockholders of the Company.
However, during the Holding Period (which begins at the end of the Vesting Period) the Beneficiaries may not transfer or pledge the Shares they acquired, by any means.
As mentioned above, it is reminded that pursuant to article L 225-197-1 of the French Commercial Code, the total duration of the Vesting Period and Holding Period shall be equal to at least two years as from the Grant Date.
In this respect, Shares shall become transferrable after a Holding Period which, together with the Vesting Period, equals at least two years after the Grant Date.
In the event of death or Disability of a Beneficiary during the Holding Period, the relevant free Share shall become freely assignable (article L 255-197-3 and L 225-197-1 of the French Commercial Code).
At the end of the Holding Period, the relevant Shares shall be fully available and notably transferrable by the Beneficiary, subject to the provisions of the following paragraph.
Insofar as the Company’s Shares are listed on a regulated market and pursuant to article L. 22-10-59 of the French commercial code, the free Shares granted under the Plan shall not be transferred at the end of the Holding Period:
-within a period of thirty calendar days before the announcement of an intermediary or annual report, that the Company is required to publicly publish;
-when the Beneficiary benefits from privileged information (within the meaning of Article 7 of Regulation (EU) No 596/2014 of the European Parliament) which is not publicly known.
Under the Plan, the Holding Period applicable to each tranche of vested Shares shall end on the later of (i) the applicable Vesting Date and (ii) the second anniversary of the Grant Date (it being assumed, for the purposes of this Sub-Plan, that the Grant Date and the Vesting Calculation Date as referred to in the Form Stock Unit Agreement are the same date), so that the combined duration of the Vesting Period and the Holding Period shall always be at least two years from the Grant Date, in compliance with article L. 225-197-1 of the French Commercial Code.
6.Tax and Social regimes
The Beneficiary shall bear all taxes and costs imposed on him or her under applicable laws in connection with the grant of Restricted Shares Units to him or her under the Plan and shall pay such taxes and costs when due.
Each Beneficiary shall be solely liable with respect to any filing imposed on him or her in connection with the Grant of Restricted Shares Units granted to him or her under the Plan and Sub-Plan.

7.Disclaimer
It is the responsibility of each Beneficiary to consult with their personal tax or financial advisor regarding the financial, tax, and/or social security implications associated with the Grant and, if applicable, the subsequent transfer of the free Shares.
The Company, its stockholders and officers shall in no way be liable for any financial, social, or tax consequences associated with the Grant or the subsequent transfer of the free Shares by the Beneficiaries.

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